                                                                       EXHIBIT 5
                    Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                         300 Convent Street, Suite 1500
                            San Antonio, Texas 78205
                                 (210) 281-7000

                                January 28, 1999


DATA RACE, Inc.
12400 Network Blvd.
San Antonio, Texas 78249

Gentlemen:

     We have acted as counsel to DATA RACE, Inc., a Texas corporation (the "Company"), in connection with the registration by the Company under the Securities Act of 1933, as amended (the "Act"), pursuant to the Company's registration statement on Form S-3 (the "Registration Statement"), covering the sale from time to time by the selling shareholders named in the Registration Statement (the "Selling Shareholders") of an aggregate of up to 3,688,778 shares of the Company's Common Stock (the "Common Stock"), consisting of 1,177,776 outstanding shares of Common Stock (the "Outstanding Shares"), 994,535 shares of Common Stock issuable upon conversion of outstanding shares of the Company's Series D Convertible Preferred Stock and Series F Convertible Preferred Stock (collectively, the "Preferred Stock"), and 1,516,467 shares of Common Stock issuable upon exercise of outstanding stock purchase warrants (collectively, the "Warrants").

     We have, as counsel, examined such corporate records, certificates and other documents and reviewed such questions of law as we have deemed necessary, relevant or appropriate to enable us to render the opinion expressed below. In rendering such opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures and the authenticity of all documents examined by us. As to various questions of fact material to such opinion, we have relied upon representations of the Company.

     We have further assumed that:

(a) all applicable state securities laws will have been complied with in connection with each Preferred Stock conversion and Warrant exercise;

(b) at the time of the issuance of the shares of Common Stock upon conversion of the Preferred Stock and exercise of the Warrants, the Company will have sufficient authorized and unissued shares of Common Stock available for issuance;

(c) the Preferred Stock will be converted in accordance with the applicable Statement of Designation, Rights and Preferences, and the Warrants will be exercised in accordance with the applicable warrant agreement; and

(d) the shares of Common Stock issuable upon conversion of the Preferred Stock and exercise of the Warrants will, upon issuance, be evidenced by appropriate certificates properly executed and delivered.

     Based upon the foregoing, and subject to such assumptions and qualifications, we are of the opinion that:

1. When issued to the holders of the Preferred Stock upon the conversion thereof in accordance with the applicable Statement of Designation, Rights and Preferences, the shares of Common Stock issuable upon conversion of the Preferred Stock will be duly authorized, validly issued, fully paid and nonassessable.

2. When issued to the holders of the Warrants upon the exercise thereof in accordance with the respective warrant agreements (including the payment of the exercise price specified therein), the shares of Common Stock issuable upon exercise of the Warrants will be duly authorized, validly issued, fully paid and nonassessable.

3. The Outstanding Shares are duly authorized, validly issued, fully paid and nonassessable.

       We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference of this firm under the caption "Legal Opinions" in the Prospectus contained therein. This opinion is to be used only in connection with the issuance of the Common Stock while the Registration Statement is in effect.

                                 Very truly yours,

                                 /s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

                                 AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.